                                                                   EXHIBIT 99.1


        PINNACLE AIRLINES RELEASES JULY TRAFFIC AND ISOM NAMED TO BOARD

Memphis, Tenn. (August 10, 2004) - Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger traffic levels for July 2004 today. In July, Pinnacle operated 376.1 million Available Seat Miles (ASMs), an increase of 55.1% over July 2003 levels. Revenue Passenger Miles (RPMs) grew 59.0% to 288.9 million. Pinnacle transported 620,440 Customers, up 41.4%. Load Factor increased 1.9 points to 76.8%. Pinnacle accepted delivery of 2 new Canadair Regional Jets during the calendar month of July bringing the total aircraft received between January 1, 2004 and July 31, 2004 to 27.

                               JULY 2004 TRAFFIC

                                    2004                  2003               CHANGE
         ASMs (000)              376,103               242,487                55.1%
         RPMs (000)              288,875               181,682                59.0%
         Load Factor               76.8%                 74.9%                  1.9
         Passengers              620,440               438,819                41.4%

                              YEAR-TO-DATE TRAFFIC

                                 2004                   2003                  CHANGE
         ASMs (000)            2,183,750             1,390,543                57.0%
         RPMs (000)            1,527,952               914,850                67.0%
         Load Factor               70.0%                 65.8%                  4.2
         Passengers            3,467,647             2,399,265                44.5%

Separately, Pinnacle Airlines Corp. announced the appointment of Robert Isom to its Board of Directors. Mr. Isom is Senior Vice-President, Customer Service for Northwest Airlines. Mr. Isom and J. Timothy Griffin, Executive Vice-President, Marketing & Distribution for Northwest Airlines, comprise the two members of Pinnacle's Board that Northwest Airlines is entitled to elect for one-year terms on an annual basis.

"Robert is an industry leader in Customer Service innovation and administration. His appointment to the Board helps insure that our Northwest Airlink service mirrors the outstanding passenger service levels at Northwest Airlines," according to Philip H. Trenary, Pinnacle's President & CEO.

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,500 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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